   As filed with the Securities and Exchange Commission on December 15, 2000

                                             Registration No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ---------------
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                            3TEC Energy Corporation
            (Exact name of registrant as specified in its charter)

          Delaware                                       63-1081013
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                          Two Shell Plaza, Suite 2400
                               777 Walker Street
                             Houston, Texas 77002
                                (713) 821-7100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                                Floyd C. Wilson
                          Two Shell Plaza, Suite 2400
                               777 Walker Street
                             Houston, Texas 77002
                                (713) 821-7100
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                With a copy to:

                                 Dallas Parker
                                Thompson Knight
                         Brown Parker & Leahy, L.L.P.
                         1200 Smith Street, Suite 3600
                             Houston, Texas 77002
                                (713) 654-8111

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
         Title of Each Class of Securities             Proposed Maximum                Amount of
                  to be Registered                    Aggregate Offering            Registration Fee
                                                         Price (1)(2)
-----------------------------------------------------------------------------------------------------
Debt Securities (3)(4)

Preferred Stock, $0.02 par value (5)

Common Stock, $0.02 par value (5) (6)

Warrants (7)
Total                                                    $150,000,000                  $39,600.00
=====================================================================================================

(1) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

(3) If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.

(4) In addition to any debt securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities, for which no consideration will be received by the Registrant.

(5) Such indeterminate number of shares of preferred stock and common stock as may be issued from time to time at indeterminate prices. In addition to any preferred stock and common stock that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock, as may be issued upon conversion or exchange of debt securities or preferred stock as the case may be, for which no separate consideration will be received by the Registrant.

(6) The aggregate amount of common stock registered hereunder is limited, solely for purpose of any at-the-market offering, to the amount which is permissible under Rule 415(a)(4) of the Securities Act of 1933.

(7) An indeterminate number of warrants under which the holder, upon settlement of the warrant, will purchase an indeterminate number of shares of common stock of the Registrant.

                                ---------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                ---------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED DECEMBER 15, 2000


PROSPECTUS

                      [LOGO OF 3TECH ENERGY CORPORATION]

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                                   Warrants
                                ---------------

     We may from time to time sell up to $150,000,000 aggregate offering price of:

     - our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

     - shares of our preferred stock, par value $0.02 per share, in one or more series;

     -    shares of our common stock, par value $0.02 per share;

     -    warrants to purchase our common stock; or

     -    any combination of the foregoing.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES BEING SOLD WITH THIS PROSPECTUS.

     Our common stock is traded on the Nasdaq National Market System under the symbol "TTEN".

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

     We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

     This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

           The date of this prospectus is ___________________, 2000.

                               TABLE OF CONTENTS

About this Prospectus.....................................................     i
About the Company.........................................................     1
Risk Factors..............................................................     3
Where You Can Find More Information.......................................     9
Forward-Looking Statements................................................    10
Use of Proceeds...........................................................    11
General Description of Securities.........................................    11
Description of Debt Securities............................................    12
Description of Preferred Stock............................................    18
Description of Common Stock...............................................    19
Description of Warrants...................................................    20
Plan of Distribution......................................................    21
Legal Matters.............................................................    22
Experts...................................................................    22



                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $150 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will have to provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

     We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

     As used in this prospectus, any reference to the "Company," "3TEC," "we," "our," "ours" or "us" refers to 3TEC Energy Corporation and its subsidiaries.

                               ABOUT THE COMPANY

     We are engaged in the acquisition, development, production and exploration of oil and natural gas reserves. Our properties are concentrated in East Texas and the Gulf Coast region, both onshore and in the shallow waters of the Gulf of Mexico. We also own significant properties in the Permian and San Juan basins and in the Mid-Continent region. Our management and technical staff have substantial experience in each of these areas. As of December 31, 1999, on a pro forma basis including our subsequent acquisitions of Magellan Exploration LLC ("Magellan") and properties in East Texas operated by C.W. Resources, Inc. (the "CWR Properties"), we had estimated total net proved reserves of 312 Bcfe, of which approximately 77% were natural gas and approximately 71% were classified as proved developed, with an estimated PV-10 value at that date of $296.7 million. As of September 30, 2000, our net daily production was approximately
51.0 Mmcf of natural gas and 3.0 MBbls of oil or 69.0 Mmcfe.

     In August 1999, we underwent a change of control in a transaction in which W/E Energy Company L.L.C. ("W/E LLC") invested $21.4 million in cash and oil and natural gas properties in exchange for common stock, warrants and subordinated notes that, at that time, represented approximately 36% of our then outstanding common stock.

     Since our formation in 1992, we have grown principally through several acquisitions of proved properties in the Gulf Coast and Mid-Continent regions. Acquisitions made in 1997 and 1998 significantly increased our reserves and production but were primarily nonoperated properties with high per Mcfe lease operating costs. Following the change in control discussed above, during the fourth quarter of 1999 and the first half of 2000, we closed several transactions that changed our senior management team, capital structure and our property base. In addition, we added several experienced professionals to our technical staff. Because of these recent transactions, our historical results of operations and cash flows will differ materially from, and will not be representative of, our future results.


Recent Developments

 .    Acquisition of Control by W/E Energy Company L.L.C. In August 1999, W/E
     LLC, which is owned by affiliates of EnCap Investments L.L.C. ("EnCap") and Floyd C. Wilson, purchased a controlling interest in us for approximately $20.5 million in cash and $875,000 in producing properties. As of November 30, 2000, W/E LLC owned approximately 11% of our outstanding common stock, or approximately 23% assuming the exercise and conversion of all securities purchased by them in August 1999. Concurrently with the investment by W/E LLC, Mr. Wilson was named our Chairman and Chief Executive Officer.

 .    Acquisition of Floyd Oil Properties. In November 1999, we completed the acquisition of properties and interests managed by Floyd Oil Company (the "Floyd Oil Properties") for $90.2 million, consisting of $86.8 million in cash and 503,426 shares of our common stock. The majority of these properties are located in Texas and Louisiana and, as of December 31, 1999, had estimated proved reserves of 165.5 Bcfe with an associated PV-10 value at that time of $146.1 million. Additionally, 76% of the acquired reserves are natural gas and 77% are classified as proved developed. We operate approximately 53% of these properties on a PV-10 value basis. Floyd Oil Company is not affiliated with Floyd C. Wilson.

 .    Credit Facility. Concurrently with our acquisition of the Floyd Oil
     Properties, we entered into a new $250 million credit facility with Bank One, Texas, N.A., as administrative agent and a participating lender, and Union Bank of California, N.A., Wells Fargo Bank, CIBC, Inc. and The Bank of Nova Scotia as participating lenders. Our borrowing base, which is redetermined semi-annually, was initially set at $95.0 million. In connection with the acquisition of the CWR Properties we amended our credit facility to increase the availability under our borrowing base to enable us to borrow all of the purchase price of the CWR Properties. In addition, Bank of Montreal became a participant in and syndication agent for this facility. As of September 30, 2000, our borrowings under this facility were $55 million. After the most recent redetermination of the credit facility in November 2000, our lenders set the borrowing base available under the credit facility at $140 million, allowing $85.0 million in additional borrowing capacity as of September 30, 2000.

 .    Acquisition of Magellan. On February 3, 2000, we completed the acquisition of Magellan from certain affiliates of EnCap and other third parties for consideration of $18.7 million consisting of (a) 1,085,934 shares of common stock, (b) four year warrants to purchase up to 333,333 shares of common stock at $30.00 per share, (c) 617,009 shares of 5% Series D Convertible Preferred Stock with a redemption value of $24.00 per share and are each convertible into one share of common stock and (d) the assignment of a performance based "back-in" working interest of 5% of Magellan's interest in 12 exploration prospects. The acquired properties are located both onshore and in the shallow waters of south Louisiana and consist of over 20,243 gross (11,244 net) acres in three prospective areas. As of December 31, 1999, Ryder Scott Company estimated that the net proved reserves of these properties were 25.3 Bcfe with an associated PV-10 value at that date of $39.8 million. These proved reserves are approximately 67% natural gas and 69% are classified as proved undeveloped. In addition to the proved reserves, the Magellan properties contain several exploratory drilling locations that have been identified using 3-D seismic data. In April 2000, we purchased additional interests in certain of these properties from an unrelated party, bringing our total net purchase price for the Magellan properties to approximately $21 million.

 .    Acquisition of CWR Properties. On May 31, 2000, we acquired the CWR
     Properties for cash consideration of approximately $52 million. The purchase of the CWR Properties was financed under our existing credit facility, which we amended prior to closing this acquisition. The CWR Properties are located in Upshur and Gregg Counties, Texas, in strategic proximity to our core East Texas properties. The CWR Properties encompass approximately 38,000 gross acres (10,100 net acres). As of December 31, 1999, Ryder Scott Company estimated that the net proved reserves of the CWR Properties were 67.8 Bcfe with an associated PV-10 value at that date of $58.3 million. The CWR Properties produce from the Cotton Valley formation and the reserves are approximately 92% natural gas and 51% are classified as proved developed.

 .    Completion of Public Offering. On June 30, 2000, the Company completed a public offering of 7 million shares of the Company's common stock (priced at $9.00 per share), plus an additional 1.05 million shares subject to an option granted to the underwriters to cover overallotments. The net proceeds, approximately $66.8 million, were used primarily to repay a portion of the outstanding debt under the amended credit facility.

Our Strategy

     Our business strategy is focused on the following:

 .    Pursuit of Strategic Acquisitions. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins in which we already own an interest.

 .    Further Development of Existing Properties. We intend to further develop our properties that have proved reserves. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, and by drilling in-fill locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits. We intend to enhance the efficiency and quality control of these activities by operating the majority of our properties.

 .    Growth Through Exploration. We conduct an active technology-driven exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis of geological and geophysical data and the interpretation of 3-D seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and by selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

 .    Rationalization of Property Portfolio. We intend to actively pursue opportunities to reduce and control operating costs of our existing properties and properties we may acquire in the future through the consolidation of overlapping operations, the sale of marginal properties and by increasing the number of fields we operate as a percentage of our total properties.

 .    Maintenance of Financial Flexibility. We intend to maintain a substantial unused borrowing capacity under our bank credit facility by periodically refinancing our bank debt in the capital markets when conditions are favorable. We believe our expanded base of internally generated cash flow and other financial resources, including our existing financial partners, provide us with the financial flexibility to pursue additional acquisitions of producing properties and leasehold acreage and to develop our project inventory in an optimal fashion.

Our Executive Offices

     Our principal executive offices are located at Two Shell Plaza, 777 Walker Street, Suite 2400, in Houston, Texas 77002, and our telephone number is (713) 821-7100. Our website is www.3tecenergy.com.


                                 RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus, any prospectus supplement and the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to invest in the securities:

Oil and natural gas prices are volatile, and low prices have in the past and could in the future have a material adverse impact on our business.

     Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce.

     Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. For example, oil and natural gas prices declined significantly in late 1997 and 1998, and increased significantly in 1999 and 2000. The declines had a significant negative impact on our financial results for 1997, 1998 and the first two quarters of 1999, contributing to our losses for those periods, while the increases have had a positive impact since then. Among the factors that can cause volatility are:

 .    the domestic and foreign supply of oil and natural gas;

 .    the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

 .    political instability or armed conflict in oil or natural gas producing regions;

 .    the use of strategic petroleum reserves held by governments;

 .    the level of consumer product demand;

 .    weather conditions;

 .    the price and availability of alternative fuels;

 .    the price of foreign imports; and

 .    worldwide economic conditions.

     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.

We may not successfully integrate the operations of the properties we have acquired or may acquire or achieve the benefits we are seeking.

     Our success will partially depend upon the integration of the operations and selected personnel relating to the Floyd Oil Properties, Magellan and the CWR Properties. Our management team does not have long-term experience with the combined activities of 3TEC, the Floyd Oil Properties, Magellan and the CWR Properties. We may not be able to integrate these operations without loss of important employees, loss of revenues, increases in operating or other costs, or other difficulties. In addition, we may not be able to realize the operating efficiencies and other benefits sought from our acquisitions.

We may not be able to replace production with new reserves through our drilling or acquisition activities.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves. However, we cannot assure you that our future acquisition, development and exploration activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

     Our recent growth is due largely to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors. These factors include recoverable reserves, future oil and natural gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Although the increased availability of properties has caused a decrease in the prices paid for these properties, we cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and natural gas properties is intense and many of our competitors have financial and other resources which are substantially greater than those available to us.

Our bank lenders can limit our borrowing capabilities, which may materially impact our operations.

     As of September 30, 2000, our long-term bank debt was $55.0 million. In addition, our lenders set the borrowing base under our credit facility at $140 million, effective November 7, 2000, allowing us $85.0 million of additional available borrowing capacity under our bank credit facility. The borrowing base limitation under our credit facility is redetermined semi-annually. Redeterminations are based upon a number of factors, including commodity prices and reserve levels. The next redetermination date is May 1, 2001. Depending on our debt levels in 2001, upon a redetermination, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments, which could result in a default under the terms of the loan agreement and an acceleration of the loan. We intend to finance our development, acquisition and exploration activities with cash flow from operations, bank borrowings and other financing activities. In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. We may also be able to incur substantial additional indebtedness in the future. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Our level of debt affects our operations in several important ways, including the following:

 .    a portion of our cash flow from operations is used to pay interest on borrowings;

 .    the covenants contained in the agreements governing our debt limit our ability to borrow additional funds, pay dividends, dispose of assets or issue shares of preferred stock and otherwise may affect our flexibility in planning for, and reacting to, changes in business conditions;

 .    a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

 .    a leveraged financial position would make us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures;
     and

 .    any debt that we incur under our credit facility will be at variable rates, which makes us vulnerable to increases in interest rates.

We have incurred losses from operations in the past, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

     We incurred net losses of $6.7 million in 1998 and $4.0 million in 1999. On a pro forma basis, giving effect to the acquisition of the Floyd Oil Properties, the CWR Properties and the completion of our public offering completed on June 30, 2000, we would have earned a profit of $5.7 million in 1999, but the pro forma results may not be indicative of actual operating results had we acquired the Floyd Oil Properties and the CWR Properties at January 1, 1999. For the nine months ended September 30, 2000, we had reported earnings of $15.8 million. We cannot assure you that we will achieve or sustain profitability in the future. Our failure to achieve or sustain profitability in the future could adversely affect the market price of our common stock.

Our ability to finance our business activities will require us to generate substantial cash flow.

     Our business activities require substantial capital. We have budgeted total capital expenditures for 2000 of approximately $23 million. We intend to finance our capital expenditures in the future through cash flow from operations, the incurrence of additional indebtedness and/or the issuance of additional equity securities. We cannot be sure that our business will continue to generate cash flow at or above current levels. Future cash flows and the availability of financing will be subject to a number of variables, such as:

 .    the level of production from existing wells;

 .    prices of oil and natural gas;

 .    our results in locating and producing new reserves; and

 .    general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

     If we are unable to generate sufficient cash flow from operations to service our debt, we may have to obtain additional financing. We cannot be sure that any additional financing will be available to us on acceptable terms. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. The level of our debt financing could also materially affect our operations. See "Our bank lenders can limit our borrowing capabilities, which may materially impact our operations."

     If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development and acquisition plans, replace our reserves or maintain production levels could be greatly limited.

Drilling wells is speculative, often involves significant costs and may not result in additions to our production or reserves.

     Developing and exploring for oil and natural gas reserves involves a high degree of operating and financial risk. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or natural gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

     Exploration for and production of oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workmen's compensation laws in dealing with their employees. We maintain insurance against many potential losses and liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. However, our insurance does not protect us against all operational risks.

Estimates of oil and natural gas reserves are uncertain and inherently imprecise and any material inaccuracies in these reserve estimates will materially affect the quantities and PV-10 value of our reserves.

     Our annual report on Form 10-KSB for fiscal year 1999 contained estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves, as prepared by independent petroleum engineers. Our registration statement on Form S-2, as amended, updated these estimates to include, on a pro forma basis, the acquisitions of Magellan and the CWR Properties. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

     Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and PV-10 value of reserves set forth in the information incorporated by reference into this registration statement. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used. These variances may be material.

     At December 31, 1999, on a pro forma basis for the acquisitions of Magellan and the CWR Properties, approximately 29% of our estimated proved reserves were undeveloped. The percentage of proved undeveloped properties were increased as a result of the addition of Magellan and the CWR Properties. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assume that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and natural gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

     In addition, you should not construe PV-10 value as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flow, including:

 .    prices for oil and natural gas;

 .    the amount and timing of actual production;

 .    supply and demand for oil and natural gas;

 .    curtailments or increases in consumption by oil and natural gas purchasers;
     and

 .    changes in governmental regulations or taxation.

     The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flow from proved reserves and, thus, their actual PV-10 value. In addition, the 10% discount factor, which we are required to calculate PV-10 value for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

We cannot control the activities on properties we do not operate.

     Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

 .    timing and amount of capital expenditures;

 .    the operator's expertise and financial resources;

 .    approval of other participants in drilling wells; and

 .    use of technology.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

     W/E LLC, an affiliate of EnCap and Floyd C. Wilson, our Chairman and Chief Executive Officer, Kaiser-Francis Oil Company, and EnCap and its affiliates collectively owned approximately 24% of our outstanding common stock as of September 30, 2000, and would own approximately 38% of our then outstanding common stock as of September 30, 2000, if all convertible subordinated notes and related warrants owned by them are converted and exercised. These stockholders have entered into an agreement pursuant to which they have agreed to vote all their shares to elect three members of the board of directors designated by W/E LLC and EnCap and its affiliates and two members of the board of directors designated by Kaiser-Francis Oil Company. As a result, these entities will have a significant voice in the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

Competition in our industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

     We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and natural gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Hedging transactions may limit our potential gains.

     In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we have in the past and may in the future enter into oil and natural gas price hedging arrangements with respect to a portion of our expected production. Our hedging arrangements may include futures contracts on the New York Mercantile Exchange. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

 .    our production is less than expected;

 .    there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;

 .    the counterparties to our future contracts fail to perform the contracts;
     or

 .    a sudden, unexpected event materially impacts oil or natural gas prices.

The loss of key personnel could adversely affect our ability to operate.

     Our management changed significantly with W/E LLC's investment. We have five new directors, a new chief executive officer and a number of other new management and professional personnel. Our operations will be dependent upon retaining this group of key management and technical personnel. Recognizing their importance, we have entered into employment agreements with Floyd C. Wilson and R. A. Walker. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

     Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

 .    require that we acquire permits before commencing drilling;

 .    restrict the substances that can be released into the environment in connection with drilling and production activities;

 .    limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; or

 .    require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells.

     Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for some but not all of the environmental damages for which we could be liable. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

     These laws and regulations have been changed frequently in the past. In general, these changes have imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly different from those we currently expect. Existing laws and regulations could be changed, and any changes could have an adverse effect on our business.

Shares eligible for future sale by our current stockholders could adversely affect the market price of our common stock.

     Sales of a substantial number of shares of our common stock in the market may have an adverse affect on the price of our stock. As of November 30, 2000, we had 14,541,770 shares of common stock outstanding. In addition, options and other warrants to purchase approximately 3.5 million shares are outstanding, of which approximately 2.3 million are currently exercisable. These options and warrants are exercisable at prices ranging from $3.00 to $30.00 per share. We also have preferred stock outstanding which is currently convertible into approximately 0.7 million additional shares of common stock. In addition, upon demand, and assuming exercise of the options, warrants and convertible securities, we are obligated under certain registration rights agreements to file registration statements to register for resale up to approximately 6.7 million shares of common stock. Our officers and directors who are stockholders and a number of other stockholders, including W/E LLC, Kaiser-Francis Oil Company and certain other significant stockholders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock or similar securities until December 27, 2000 without the approval of Bear, Stearns & Co. Inc. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.


                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with the SEC. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

 .    Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the SEC on March 30, 2000;

 .    Current Report on Form 8-K, filed with the SEC on February 4, 2000;

 .    Current Report on Form 8-K, filed with the SEC on April 3, 2000;

 .    Current Report on Form 8-K, filed with the SEC on April 25, 2000;

 .    Definitive Proxy Statement on Schedule 14A for the Annual Meeting of the
     Stockholders held on May 24, 2000, filed with the SEC on May 1, 2000;

 .    Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

 .    Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

 .    Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

 .    All reports and other documents filed by us pursuant to Sections 13(a),
     13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-14745), as amended, subsequent to the date of this Prospectus and prior to the termination of this offering.

     We will provide to each person to whom a copy of this prospectus has been delivered, upon request, a copy of the foregoing documents. Written or telephone requests for such copies should be directed to Stephen W. Herod, Executive Vice President-Corporate Development, 3TEC Energy Corporation, Two Shell Plaza, Suite 2400, 777 Walker Street, Houston, Texas 77002, telephone (713) 821-7100.

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places and include statements regarding our plans, beliefs, intentions or current expectations, including those plans, beliefs, intentions and expectations of our officers and directors with respect to, among other things:

     .    budgeted capital expenditures;

     .    increases in oil and natural gas production;

     .    our outlook on oil and natural gas prices;

     .    estimates of our oil and natural gas reserves;

     .    our future financial condition or results of operations; and

     . our business strategy and other plans and objectives for future operations.

     More specifically, some of the statements contained in this prospectus under "Risk Factors" that relate to our business and the industry in which we operate are forward-looking. Statements or assumptions related to or underlying these forward-looking statements include, without limitation, statements regarding:

     . the quality or value of our properties with regard to, among other things, the existence of reserves in economic quantities;

     . our ability to increase our reserves through exploration and development activities;

     . the number of locations to be drilled and the time frame within which they will be drilled;

     .    future prices of oil and natural gas;

     .    anticipated domestic demand for oil and natural gas; and

     .    the adequacy of our capital resources and liquidity.

     Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                USE OF PROCEEDS

     Except as otherwise provided in a related prospectus supplement, we will use the net proceeds from the sale of the offered Securities for general corporate purposes. These purposes may include:

     .    repayments or refinancing of debt;

     .    working capital;

     .    capital expenditures;

     .    acquisitions; and

     .    repurchases or redemption of securities.



                       GENERAL DESCRIPTION OF SECURITIES

     We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $150,000,000 aggregate offering price of:

     . secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

     . shares of our preferred stock, par value $0.02 per share, in one or more series; shares of our common stock, par value $0.02 per share; warrants to purchase our common stock; or

     . any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

     We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the preferred stock, the common stock and the warrants are collectively referred to as the "Securities". When a particular series of Securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered Securities.

                        DESCRIPTION OF DEBT SECURITIES

     We may elect to issue debt securities, either separately or together with, or upon the conversion of or in exchange for, other securities. The debt securities are to be issued in one or more series. Each series of debt securities will be issued pursuant to an indenture, to be entered into by us and a trustee. The name(s) of the trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the debt securities under the same indenture or under separate indentures, as specified in the applicable prospectus supplements.

     We expect that the indentures governing our debt securities will contain a number of fairly standard provisions, which are summarized below. The summary is not complete and particular terms may vary from indenture to indenture or not be included in a specific indenture. Each indenture will be filed as an exhibit to the registration statement of which this prospectus is a part at the time of issuance of the applicable prospectus supplement. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable indenture for the provisions which may be important to you.

     The following description of debt securities contains general terms and provisions of the debt securities to which any prospectus supplement may relate. The specific terms of any particular series of debt securities will be described in the applicable prospectus supplement. To the extent that any particular terms of a series of debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by the prospectus supplement.

     General

     We may issue debt securities up to an aggregate principal amount as we may authorize from time to time and as limited by the applicable indenture. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

     . the designation, aggregate principal amount and authorized denominations;

     . the maturity date, the interest rate, if any, and the method for calculating the interest rate;

     . the interest payment dates and the record dates for the interest payments;

     . any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

     .    the places where the principal and interest will be payable;

     . if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

     . whether the debt securities will be issued in the form of global securities, as defined below, or certificates;

     . additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

     . whether the debt securities will be senior debt securities, senior subordinated debt securities or subordinated debt securities and, if senior subordinated debt securities or subordinated debt securities, the subordination provisions and the applicable definition of "senior indebtedness";

     .    any applicable material federal tax consequences;

     .    the dates on which premium, if any, will be payable;

     . our right, if any, to defer payment of interest and the maximum length of the deferral period;

     .    any listing on a securities exchange;

     . if convertible into common stock or preferred stock, the terms on which the debt securities are convertible;

     . the terms of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

     . the terms of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect, the initial public offering price, and other specific terms.

     We will comply with Section 14(e) under the Securities Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation we might have to purchase debt securities at the option of the holders. Any obligation applicable to a series of debt securities will be described in the applicable prospectus.

     We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include zero coupon securities that do not pay any cash interest for the entire term of the securities. The amount payable to the holder of an original issue discount security upon an acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which principal payments on the debt securities may be accelerated, as well as any material federal income tax and other considerations applicable to original issue discount securities, will be set forth in the applicable prospectus supplement.

     Unless otherwise indicated in the applicable prospectus supplement, the terms of any series of debt securities may differ and we may, without the consent of the holders of any of the debt securities, reopen a previous series of debt securities and issue additional debt securities or establish additional terms for the series.

     Covenants

     Under the indentures, we will be required to:

     . pay the principal, interest and any premium on the debt securities when due;

     .    maintain a place of payment;

     . deliver a report to the trustee(s) at the end of each fiscal year reviewing our obligations under the indentures; and

     . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     Any additional covenants will be described in the applicable prospectus supplement.

     Registration, transfer, payment and paying agent

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons, and will be issued in denominations of $1,000 or any integral multiple.

     Unless otherwise indicated in a prospectus supplement, the principal of the debt securities and any applicable premium or interest will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the Borough of Manhattan, The City of New York. Payments of interest with respect to any registered security, however, may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

     Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

     . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business fifteen days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

     . register the transfer of or exchange any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

     . issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

     Ranking

     We will issue debt securities as either senior debt securities, senior subordinated debt securities, or subordinated debt securities. The senior debt securities will be our senior unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The senior subordinated debt securities and subordinated debt securities will be our general obligations and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the senior subordinated debt securities or subordinated debt securities, as the case may be, and the approximate amount of the senior indebtedness outstanding as of a recent date.

     Global debt securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

     .    by the depositary to a nominee of the depositary;

     . by a nominee of the depositary to the depositary or another nominee of the depositary; or

     . by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of global debt securities will be described in the prospectus supplement.

     Outstanding debt securities

     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant indenture, the amount of outstanding debt securities will be calculated based on the following:

     . the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the portion of the principal amount that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of the original issue discount security as of the date of the determination;

     . the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent of the debt security's principal amount, determined on the date of its original issue; and

     . any debt security owned by us, an affiliate of ours or any obligor shall be deemed not to be outstanding.

     Redemption and repurchase

     The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders. In each case, the redemption or repurchase will be upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

     Conversion and exchange

     The terms, if any, on which any series of debt securities is convertible into or exchangeable for common stock, preferred stock or other debt securities will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

     Events of default

     Unless otherwise specified in the applicable prospectus supplement, each of the following would constitute an event of default, as defined in the indentures, with respect to the debt securities of any series:

     . failure to pay the principal of or premium, if any, on any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

     . failure to pay interest on any debt security of that series when due and the default continues for a period of time to be specified in the applicable prospectus supplement;

     . failure to make a deposit of any sinking fund payment in respect of the debt securities of that series when due;

     . the breach of, or our failure to perform, any other covenant or warranty in the indenture, other than a covenant or warranty included solely for the benefit of other series of debt securities. This will only constitute an event of default, however, if the default has not been cured for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of the applicable series;

     .    certain events of bankruptcy, insolvency or reorganization; or

     . any other event of default that may be set forth in the applicable prospectus supplement, including, but not limited to, an event of default based on other debt being accelerated.

     An event of default with respect to one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities. Each indenture will provide that the trustee may withhold notice of the occurrence of a default, other than a default in payment of principal or of any applicable premium, interest, or of sinking fund payments, if the trustee considers it in the interest of the holders to do so.

     Each indenture will provide that if an event of default with respect to any series of debt securities shall have occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of that series then outstanding may declare the principal amount, or in the case of original issue discount securities, such lesser amount as may be specified in the applicable prospectus supplement, of all the debt securities of such series to be due and payable immediately. Under certain conditions, such a declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of that series outstanding under the applicable indenture.

     No holder of any debt securities of a series has a right to institute a proceeding with respect to the indenture or any of its remedies unless:

     . the holders of at least a fixed percentage in principal amount of the outstanding debt securities of the series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee;

     . the trustee has failed to institute the proceeding within 60 days after receipt of the notice; and

     . the trustee has not within the 60-day period received directions inconsistent with the holders' written request.

     Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal, interest or premium on the debt security on or after the respective due dates expressed in the debt security.

     During the existence of an event of default under an indenture, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

     Each indenture will provide that the trustee will, within five business days after the occurrence of any default, give notice of the default to the holders of the defaulted debt securities, unless the default shall have been cured or waived. The trustee will be protected, however, in withholding notice if it determines in good faith that withholding the notice was in the interest of the holders, with the exception of defaults in payment of principal or of any applicable interest or premium.

     We are required to provide the trustee(s) with annual statements as to our compliance with all conditions and covenants under the indentures.

     Modification and waivers

     When authorized by resolutions of our board of directors, and the trustee(s), we may amend, waive or supplement the indentures and the relevant debt securities without the consent of the holders for certain specified purposes, including, among other things:

     .    to cure ambiguities, defects or inconsistencies;

     . to provide for the assumption of our obligations in the case of a merger or consolidation;

     . to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities;

     . to establish the form or terms of debt securities of any series and any related coupons;

     .    to add guarantors;

     .    to secure the debt securities;

     . to maintain the qualification of the indenture under the Trust Indenture Act; or

     . to make any change that does not adversely affect the rights of any holder.

     Other amendments and modifications of the indentures or the relevant debt securities may be made by us and the applicable trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series that is affected, with each series voting as a separate class. We cannot modify or amend the indentures or the relevant debt securities to do any of the following without the consent of the holder of each outstanding debt security that is affected:

     . reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase or sinking fund provisions of the debt securities;

     . reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of its maturity;

     . change the currency in which any debt securities or any premium or accrued interest is payable;

     . reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt securities;

     . impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

     . waive a default in payment with respect to the debt securities or any guarantee;

     . reduce the rate or extend the time for payment of interest on the debt securities;

     .    adversely affect the ranking of the debt securities of any series;

     . release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture; or

     . solely in the case of a series of senior subordinated debt securities or subordinated debt securities, modify any of the applicable subordination provisions or the applicable definition of senior indebtedness in a manner adverse to any holders.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture to the extent set forth in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of or of any applicable premium or interest on any debt securities of the series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or of each holder.

Discharge, defeasance and covenant defeasance

     When we establish a series of debt securities, we may provide that the series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect to either:

     . defease and be discharged from, subject to some exceptions, all of our obligations with respect to those debt securities; or

     . be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

     To effect a defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities. We will not be released from any obligations that are specified in the applicable prospectus supplement.

     To establish this trust, we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

     . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

     . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     If we effect a covenant defeasance with respect to any debt securities, and the debt securities are declared due and payable because of the occurrence of an event of default or with respect to some other breach, the amount of deposit with the relevant trustee may not be sufficient to pay amounts due on the debt securities at the time of any acceleration. However, we would remain liable to make payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

     Governing law

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

     Regarding the trustees

     The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims or to realize on certain property received by it in respect of any claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest, it must either eliminate the conflict upon the occurrence of an event of default under the relevant indenture or resign as trustee.

                        DESCRIPTION OF PREFERRED STOCK

     We may elect to issue preferred stock in one or more series. Our charter and Delaware General Corporation Law give our board of directors the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock.

     Our board of directors has the authority to create one or more series of preferred stock, to issue shares of preferred stock up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to charter, designations have been filed with the Secretary of State of the State of Delaware creating 266,667 shares of our Series B Preferred Stock, 2,300,000 shares of Series C Preferred Stock and 725,167 shares of our Series D Preferred Stock. Effective as of September 30, 2000, all the outstanding shares of our Series C Preferred Stock were redeemed for cash or converted by the holders into shares of Common Stock. Thus as of September 30, 2000, 266,667 shares of Series B Preferred Stock, no shares of Series C Preferred Stock and 621,930 shares of Series D Preferred Stock were outstanding.

     The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

     .    the number of shares and designation or title of the shares;

     .    any liquidation preference per share;

     .    any date of maturity;

     .    any redemption, repayment or sinking fund provisions;

     .    any dividend rate or rates with respect to the shares;

     .    any voting rights;

     . the terms and conditions upon which the preferred stock is convertible or exchangeable, if it is convertible or exchangeable;

     . any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

     . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered will, when issued, be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

                          DESCRIPTION OF COMMON STOCK

     We have authority to issue 60,000,000 shares of common stock. As of November 30, 2000, 14,541,770 shares of our common stock were outstanding.

     Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Our charter does not provide for cumulative voting in the election of directors or grant preemptive rights with respect to future issuances of our common stock. We may in the future, however, enter into contracts with stockholders to grant holders preemptive rights.

     Subject to any preferential rights of any series of preferred stock outstanding, the holders of our common stock are entitled to dividends, if any, as may be declared from time to time by our board from funds legally available to pay dividends and, upon liquidation, are entitled to receive a pro rata share of all of our assets that are available for distribution to stockholders. All our common stock is fully paid and nonassessable.

     Transfer Agent

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The phone number for American Stock Transfer & Trust Company is (718) 921-8200.

     The summaries of selected provisions of our common stock and preferred stock appearing in this prospectus are not complete. Those summaries are subject to, and are qualified entirely by, the provisions of our charter and bylaws, both of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our charter and bylaws. The applicable prospectus supplement may also contain a summary of selected provisions of our preferred stock and common stock. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     General

     We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

     The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     .    the title and aggregate number of warrants;

     .    the price or prices at which the warrants will be issued;

     . the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

     . the date on which the right to exercise the warrant begins and the date on which the right expires;

     . if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     . if applicable, the designation and terms of the securities with which the warrants are issued; and the number of warrants issued with each other security;

     . any provision dealing with the date on which the warrants and related securities will be separately transferable;

     .    any mandatory or optional redemption provision;

     .    the identity of the warrant agent; and

     .    any other terms of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock.

     Exercise of Warrants

     To exercise the warrants, the holder must provide the warrant agent with the following:

     .    payment of the exercise price;

     .    any required information described on the warrant certificates;

     .    the number of warrants to be exercised;

     .    an executed and completed warrant certificate; and

     .    any other items required by the warrant agreement.

     If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

     Modification of the Warrant Agreement

     The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     .    to cure any ambiguity;

     . to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     . to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                             PLAN OF DISTRIBUTION

     We may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of Securities will be named in the applicable prospectus supplement. We have reserved the right to sell Securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of those methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriter, dealer or agent will be identified, and any compensation received from us will be described, in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for expenses.

     To facilitate an offering of a series of Securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by us. In those circumstances, those persons would cover such overallotments or short positions by purchasing in the open market or by exercising any over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in an offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for us by Thompson Knight Brown Parker & Leahy, LLP, Houston, Texas. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on our financial statements issued in the future, and KPMG consents to the use of their report thereon, such financial statements will also be incorporated by reference in the registration statement in reliance upon their report and said authority.

     Some of the information incorporated by reference in this registration statement regarding estimates of the estimated quantities of reserves of the underlying properties we own, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company, independent petroleum engineers.

                                 $150,000,000

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                                   Warrants

                       [LOGO OF 3TEC ENERGY CORPORATION]

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

          Securities and Exchange Commission Fee            $ 39,600
          *Legal Fees and Expenses                          $ 25,000
          *Accounting Fees and Expenses                     $ 25,000
          *Blue Sky fees and expenses                       $      0
          *Rating agency fees                               $      0
          *Trustees' fees and expenses                      $      0
          *Printing and engraving                           $ 25,000
          *Miscellaneous                                    $ 25,000
                                                            --------

          *Total                                            $139,600
                                                            ========

----------------
* Estimated.

Item 15.  Indemnification of Officers And Directors

          Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

          Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty in their capacity as directors, except for liability:

 .    for any breach of the director's duty of loyalty to us or our stockholders;

 .    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 .    for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

 .    or for any transaction from which the director derived an improper personal benefit.

          Delaware law also authorizes corporations to indemnify its officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

          Our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because that individual was one of our officers or directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents.

          These provisions in our certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

          These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

Item 16.  Exhibits

1.1       Form of Underwriting Agreement (1)

2.1 Agreement and Plan of Merger, dated December 21, 1999, by and between 3TEC Energy Corporation 3TM Acquisition L.L.C., Magellan Exploration, LLC and ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit C to Form DEF14A, filed January 11, 2000)

2.2 Agreement and Plan of Merger, dated November 24, 1999, by and between 3TEC Energy Corporation, a Delaware corporation, and Middle Bay Oil Company, Inc., an Alabama corporation (Incorporated by reference to Exhibit A to Form DEF14A, filed October 25, 1999)

2.3 Form of Purchase Agreement between and among Middle Bay Oil Company, Inc. and private sellers of the properties managed by Floyd Oil Company (Incorporated by reference to Exhibit 2.1 to Form 8-K filed December 7, 1999)

2.4 Real Estate Exchange Agreement by and between Middle Bay Oil Company, Inc. and Floyd Oil Company (Incorporated by reference to Exhibit 2.1 to Form 8-K/A filed December 17, 1999)

2.5 First Amendment to Agreement and Plan of Merger, effective as of January 14, 2000, by and among 3TEC Energy Corporation, 3TM Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit 2.1 to Form 8-K filed February 4, 2000)

2.6 Second Amendment to Agreement and Plan of Merger, effective as of February 2, 2000, by and among 3TEC Energy Corporation, 3TM Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit 2.2 to Form 8-K filed February 4, 2000)

2.7 Form of Agreement of Sale and Purchase by and between C.W. Resources, Inc., Westerman Royalty, Inc., and Carl A. Westerman and 3TEC Energy Corporation (Incorporated by Reference to Exhibit 10.32 to Form S-2 filed April 28, 2000)

4.1 Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K/A filed December 16, 1999)

4.2 Bylaws of the Company (Incorporated by reference to Exhibit C of the Company's definitive proxy statement filed October 25, 1999)

4.3       Form of Indenture (2)

4.4       Form of Warrant Agreement (3)

*5.1 Legal opinion of Thompson Knight Brown Parker & Leahy, L.L.P. as to the legality of the securities being offered

*23.1     Consent of KPMG LLP, independent certified public accountants

*23.2     Consent of Ryder Scott Company, independent petroleum engineers

24.1      Powers of Attorney (included on signature page hereto)

25.1 Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities (3)

________________________________________________________________________________
*Filed herewith
(1) To be incorporated by reference herein, if applicable, in connection with each offering of Securities.
(2)       To be filed by amendment.
(3) To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling by persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 15th day of December, 2000.


                                        3TEC ENERGY CORPORATION


                                        By: /s/ Floyd C. Wilson
                                           -------------------------------------
                                                Floyd C. Wilson,
                                                Chairman of the Board and
                                                Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Floyd C. Wilson and Stephen W. Herod, or any of them his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                          Date
---------                      -----                          ----

/s/  Floyd C. Wilson           Chairman of the Board and      December 15, 2000
--------------------------
Floyd C. Wilson                Chief Executive Officer

/s/  R.A. Walker               President, Chief Financial     December 15, 2000
--------------------------
R.A. Walker                    Officer and Director

/s/  Stephen W. Herod          Executive Vice President       December 15, 2000
--------------------------
Stephen W. Herod               and Director

/s/ Shane M. Bayless           Vice President and             December 15, 2000
--------------------------
Shane M. Bayless               Controller

/s/  David B. Miller           Director                       December 15, 2000
--------------------------
David B. Miller

/s/ D. Martin Phillips         Director                       December 15, 2000
--------------------------
D. Martin Phillips

/s/  Gary R. Christopher       Director                       December 15, 2000
--------------------------
Gary R. Christopher

/s/  Larry L. Helm             Director                       December 15, 2000
--------------------------
Larry L. Helm

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                                 EXHIBIT INDEX

1.1    Form of Underwriting Agreement (1)

2.1 Agreement and Plan of Merger, dated December 21, 1999, by and between 3TEC Energy Corporation 3TM Acquisition L.L.C., Magellan Exploration, LLC and ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit C to Form DEF14A, filed January 11, 2000)

2.2 Agreement and Plan of Merger, dated November 24, 1999, by and between 3TEC Energy Corporation, a Delaware corporation, and Middle Bay Oil Company, Inc., an Alabama corporation (Incorporated by reference to Exhibit A to Form DEF14A, filed October 25, 1999)

2.3 Form of Purchase Agreement between and among Middle Bay Oil Company, Inc. and private sellers of the properties managed by Floyd Oil Company (Incorporated by reference to Exhibit 2.1 to Form 8-K filed December 7,
       1999)

2.4 Real Estate Exchange Agreement by and between Middle Bay Oil Company, Inc. and Floyd Oil Company (Incorporated by reference to Exhibit 2.1 to Form 8-K/A filed December 17, 1999)

2.5 First Amendment to Agreement and Plan of Merger, effective as of January 14, 2000, by and among 3TEC Energy Corporation, 3TM Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit
       2.1 to Form 8-K filed February 4, 2000)

2.6 Second Amendment to Agreement and Plan of Merger, effective as of February 2, 2000, by and among 3TEC Energy Corporation, 3TM Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C. (Incorporated by reference to Exhibit 2.2 to Form 8-K filed February 4, 2000)

2.7 Form of Agreement of Sale and Purchase by and between C.W. Resources, Inc., Westerman Royalty, Inc., and Carl A. Westerman and 3TEC Energy Corporation (Incorporated by Reference to Exhibit 10.32 to Form S-2 filed April 28, 2000)

4.1 Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K/A filed December 16, 1999)

4.2 Bylaws of the Company (Incorporated by reference to Exhibit C of the Company's definitive proxy statement filed October 25, 1999)

4.3    Form of Indenture (2)

4.4    Form of Warrant Agreement (3)

*5.1 Legal opinion of Thompson Knight Brown Parker & Leahy, L.L.P. as to the legality of the securities being offered

*23.1  Consent of KPMG LLP, independent certified public accountants

*23.2  Consent of Ryder Scott Company, independent petroleum engineers

24.1   Powers of Attorney (included on signature page hereto)

25.1 Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities (3)
________________________________________________________________________________
*Filed herewith
(1) To be incorporated by reference herein, if applicable, in connection with each offering of Securities.

(2)    To be filed by amendment.
(3) To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

                                      II-7